Exhibit 99.2
Unaudited Pro Forma Condensed Combined Financial Information
     On August 27, 2008, PDF Solutions, Inc. (“PDF” or the “Company”) announced that it had entered into an agreement to acquire substantially all of the assets of Triant Technologies (2005), Inc., (“Triant”) a company based in Vancouver, BC, Canada, pursuant to the terms of an asset purchase agreement (the “Purchase Agreement”). The transactions contemplated by the Purchase Agreement closed on October  7, 2008. Triant developed and licensed fault detection and classification software applications and services dedicated to the semiconductor industry to enable customers to rapidly identify sources of process variations and manufacturing excursions by monitoring equipment parameters through its proprietary data collection and analysis applications. Under the terms of the Purchase Agreement, PDF acquired substantially all of the assets of Triant’s Fault Detection & Classification business, excluding certain receivables, but including certain customer contracts and technologies in consideration for approximately $1.6 million in cash. The acquisition of substantially all the assets of Triant will provide the Company’s customers with greater capabilities for managing product yield improvements as a result of these process control solutions and services.
     The Company has accounted for the acquisition as a business combination under the purchase method of accounting. Under the purchase method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based upon their estimated fair values. Estimates of the fair values of acquired assets and assumed liabilities of Triant have been combined with the recorded values of the assets and liabilities of PDF in the unaudited pro forma condensed combined financial information.
     The following unaudited pro forma condensed combined financial information gives effect to the acquisition PDF and Triant. This unaudited pro forma condensed combined financial information is based upon the historical financial statements of PDF and Triant and is based on the assumptions and estimates set forth below in the notes to such information.
     The unaudited pro forma condensed combined balance sheet information as of June 30, 2008 gives effect to the acquisition as if the acquisition had occurred on June 30, 2008. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2008 and the year ended December 31, 2007 give effect to the acquisition as if the acquisition had occurred at the beginning of the respective periods.
     The unaudited pro forma condensed combined financial information, including the notes thereto, does not give effect to any potential cost savings or other synergies that could result from the acquisition. The unaudited pro forma condensed combined financial information is not intended to represent or be indicative of the financial position or results of operations in future periods or the results that would have been realized if the acquisition had been consummated on the dates indicated. The unaudited pro forma condensed combined financial information should be read in conjunction with the historical financial statements of PDF contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which was filed with the SEC on March 17, 2008, and in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, which was filed with the SEC on August 11, 2008, and the historical financial statements of Triant included elsewhere in this Amendment No. 1 to the Company’s Form 8-K.

PDF Solutions, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
(In thousands)
June 30, 2008

	Historical		Proforma
	PDF	Triant	Adjustments		Combined
Assets
Current assets:
Cash and cash equivalents	$30,487	$455	$(1,604	) (1)	$28,883
			(455	) (3)
Short-term investments	12,708	—	—		12,708
Accounts receivable, net of allowance for doubtful accounts	35,506	521	(521	) (3)	35,506
Prepaid expenses and other current assets	3,771	368	55	(2)	3,826
			(368	) (3)
Deferred tax asset, current	1,514	—	—		1,514

Total current assets	83,986	1,344	(2,893)		82,437
Property and equipment, net	3,344	160	16	(2)	3,360
			(160	) (3)
Non-current investments	1,262	—	—		1,262
Goodwill	67,264	—	216	(1)	67,480
Intangible assets, net	11,184	—	1,650	(1)	12,834
Deferred tax assets, non-current, and other assets	10,825	—	—		10,825

Total assets	$177,865	$1,504	$(1,171)		$178,198

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$418	$—	$—		$418
Accounts payable	2,378	19	(19	) (3)	2,378
Accrued compensation and benefits	6,574	280	(280	) (3)	6,574
Other accrued liabilities	2,253	—	315	(6)	2,568
Taxes payable	75	—	—		75
Deferred revenues	3,600	202	18	(2)	3,618
			(202	) (3)
Billings in excess of recognized revenue	110	—	—		110

Total current liabilities	15,408	501	(168)		15,741
Long-term debt	911	—	—		911
Long-term taxes payable	5,670	—	—		5,670
Other liabilities	724	—	—		724

Total liabilities	22,713	501	(168)		23,046

Common stock	4	—	—		4
Additional paid-in-capital	185,333	36,404	(36,404	) (3)	185,333
Treasury stock at cost, 1,670 shares at June 30, 2008	(14,135)	—	—		(14,135)
Accumulated deficit	(21,345)	(38,804)	38,804	(3)	(21,345)
Cumulative other comprehensive income (loss)	5,295	3,403	(3,403	) (3)	5,295

Total stockholders’ equity	155,152	1,003	(1,003)		155,152

Total liabilities and stockholders’ equity	$177,865	$1,504	$(1,171)		$178,198

See notes to unaudited pro forma condensed combined financial statements.

PDF Solutions, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
(In thousands, except per share amounts)

	Six months ended June 30, 2008
	Historical		Pro Forma
	PDF	Triant	Adjustments		Combined
Design-to-silicon-yield solutions	$30,476	$1,992	$—		$32,468
Gainshare performance incentives	10,985	—			10,985

Revenues	41,461	1,992			43,453
Costs and expenses:
Costs of revenues
Direct costs of design-to-silicon-yield solutions:	15,033	564			15,597
Amortization of acquired core technology	1,262	—	105	(4)	1,367

Total cost of design-to-silicon-yield solutions	16,295	564	105		16,964

Gross margin	25,166	1,428	(105)		26,489

Operating expenses:
Research and development	18,210	955			19,165
Selling, general and administrative	11,945	1,257			13,202
Amortization of intangible assets	389	—	206	(4)	595
Restructuring charges	1,471	—	—		1,471

Total operating expenses	32,015	2,212	206		34,433

Income (loss) from operations	(6,849)	(784)	(311)		(7,944)
Interest and other income, net	740	26	(24	)(7)	742

Income (loss) before taxes	(6,109)	(758)	(335)		(7,202)
Tax provision (benefit)	(1,656)	—	(134	)(5)	(1,790)

Net income (loss)	$(4,453)	$(758)	$(201)		$(5,412)

Net income per share:
Basic	$(0.16)				$(0.20)

Diluted	$(0.16)				$(0.20)

Weighted average common shares:
Basic	27,724				27,724

Diluted	27,724				27,724

See notes to unaudited pro forma condensed combined financial statements.

PDF Solutions, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
(In thousands, except per share amounts)

	Year ended December 31, 2007
	Historical		Pro Forma
	PDF	Triant	Adjustments		Combined
Design-to-silicon-yield solutions	$70,376	$3,434	$—		$73,810
Gainshare performance incentives	24,087	—			24,087

Revenues	94,463	3,434			97,897
Costs and expenses:
Costs of revenues
Direct costs of design-to-silicon-yield solutions:	32,470	998			33,468
Amortization of acquired core technology	5,148	—	210	(4)	5,358

Total cost of design-to-silicon-yield solutions	37,618	998	210		38,826

Gross margin	56,845	2,436	(210)		59,071

Operating expenses:
Research and development	36,074	1,892			37,966
Selling, general and administrative	24,891	2,382			27,273
Amortization of intangible assets	3,422	—	353	(4)	3,775
Restructuring charges	—	—	—		—

Total operating expenses	64,387	4,274	353		69,014

Income (loss) from operations	(7,542)	(1,838)	(563)		(9,943)
Interest and other income, net	1,891	184	(48	)(7)	2,027

Income (loss) before taxes	(5,651)	(1,654)	(611)		(7,916)
Tax provision (benefit)	(2,724)	—	(244	)(5)	(2,968)

Net income (loss)	$(2,927)	$(1,654)	$(367)		$(4,948)

Net income per share:
Basic	$(0.10)				$(0.18)

Diluted	$(0.10)				$(0.18)

Weighted average common shares:
Basic	28,066				28,066

Diluted	28,066				28,066

See notes to unaudited pro forma condensed combined financial statements.

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements
NOTE 1. BASIS OF PRESENTATION
     The unaudited pro forma condensed combined financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. The Company believes that the disclosures are adequate to make the information not misleading. The Company remeasured Triant’s balance sheet at June 30, 2008 utilizing the closing spot US dollar to Canadian dollar exchange rate on that day. The Company remeasured Triant’s statements of operations and comprehensive loss for the six months ended June 30, 2008 and the year ended December 31, 2007 at the average exchange rates over the respective periods.
NOTE 2. DESCRIPTION OF THE TRIANT TECHNOLOGIES ACQUISITION
     On August 27, 2008, PDF Solutions, Inc. (“PDF” or the “Company”) announced that it had entered into an agreement to acquire substantially all of the assets of Triant Technologies (2005), Inc., (“Triant”) a company based in Vancouver, BC, Canada, pursuant to the terms of a purchase agreement filed as exhibit 1.01 to the Company’s Form 8-K filed on September 2, 2008 (the “Purchase Agreement”). The transactions contemplated by the Purchase Agreement closed on October 7, 2008. Triant developed and licensed fault detection and classification software applications and services dedicated to the semiconductor industry to enable customers to rapidly identify sources of process variations and manufacturing excursions by monitoring equipment parameters through its proprietary data collection and analysis applications. Under the terms of the Purchase Agreement, PDF acquired substantially all of the assets of Triant’s Fault Detection & Classification business, excluding certain receivables, but including certain customer contracts and technologies in consideration for approximately $1.6 million in cash. This acquisition will provide the Company’s customers with greater capabilities for managing product yield improvement as a result of these process control solutions and services.
     The structure and calculation of the purchase price has been calculated as follows (in thousands):

Cash paid for purchase	$1,604	(a)
Transaction costs	315

Total purchase price	$1,919

     (a) Cash paid for the purchase consists of (in thousands):

Cash paid to Triant	$1,230
Cash paid to escrow account	374

Total cash paid for purchase	$1,604

     The excess of the purchase price over the fair value of the assets acquired and liabilities assumed has been recorded as goodwill. Contract backlog, customer relationships and developed/core technology were identified as intangible assets, which are recorded at estimated fair values, and are being amortized over their useful lives ranging from three months to four years.
     In accordance with Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations, the assets purchase is accounted for as a business combination. The purchase price has been allocated based upon the fair value of the assets acquired and liabilities assumed. The following table summarizes the components of the total purchase price and the allocation (in thousands):

	Estimated
Preliminary Allocation of purchase price:	Useful Life (Yrs).
Allocation of purchase price:
Fair value of tangible assets		$71
Developed / Core technology	2	420
Customer relationships	4	1,170
Contract backlog	.25	60
Goodwill	N/A	216

Total assets acquired		1,937

Deferred revenue		(18)

Total liabilities assumed		(18)

Total consideration		$1,919

     The following adjustments have been reflected in the unaudited pro forma condensed combined financial statements:
     (1) To record cash paid and record applicable purchase accounting entries including intangible assets.
     (2) To adjust acquired assets and assumed liabilities to fair market value.
     (3) To eliminate Triant’s equity balances, asset and liability accounts that PDF did not acquire from Triant.
     (4) Adjustment to record the amortization of identifiable intangible assets resulting from the allocation of the Triant purchase price. The pro forma adjustment assumes that the identifiable intangibles will be amortized on a straight-line basis over the following estimated lives (remaining intangibles including goodwill will be tested for impairment):
Identifiable Intangible

Estimated Useful
Life (years)
Developed / Core technology	2
Customer relationships	4
Contract backlog	.25
(5) To record the income tax benefit of the net pro forma adjustments at PDF’s United States statutory rate of 40%. Triant did not record an income tax benefit for its losses as Triant recorded a full valuation allowance against its deferred tax assets.
(6) To record the estimated transaction costs associated with the acquisition not incurred as of June 30, 2008.
(7) Adjustment to record reduction in estimated interest income earned at assumed rates of 3% for the six months ended June 30, 2008, and the year ended December 31, 2007 on cash and cash equivalents as a result of paying cash proceeds of $1.6 million in connection with the purchase.